                                                                    EXHIBIT 2.16


             SECOND AMENDED AND RESTATED SHARE REPURCHASE AGREEMENT


         SECOND AMENDED AND RESTATED SHARE REPURCHASE AGREEMENT (this "Second Amended and Restated Agreement"), dated as of February 17, 1998, among OHM Corporation, an Ohio corporation (the "Company"), Waste Management, Inc., a Delaware corporation ("WMX"), Rust International Inc., a Delaware corporation ("Rust"), Rust Remedial Services Holding Company Inc., a Delaware corporation (the "Shareholder"), and International Technology Corporation, a Delaware corporation ("Parent").

         WHEREAS, certain of the parties are party to that certain Share Repurchase Agreement, dated as of January 15, 1998, among OHM Corporation, Waste Management, Inc., Rust International Inc. and International Technology Corporation (the "Original Agreement"), and certain of the parties to this Agreement are also parties to the Standstill and Non-Competition Agreement, dated as of May 30, 1995, among the Company, WMX and Rust (the "Standstill Agreement"); and

         WHEREAS, the Original Agreement was amended and restated as of February 11, 1998 (the "Amended and Restated Agreement," the Original Agreement, as amended and restated by the Amended and Restated Agreement and this Second Amended and Restated Agreement, being hereinafter referred to as this "Agreement"); and

         WHEREAS, concurrently with the execution of the Original Agreement, the Company, Parent and IT-Ohio, Inc., an Ohio corporation ("Merger Sub"), entered into an Agreement and Plan of Merger, dated as of January 15, 1998 (as it may be amended from time to time, the "Merger Agreement"), which provides that Merger Sub will make a tender offer (the "Offer") for 13,933,000 shares of Common Stock, par value $0.10 per share, of the Company ("Shares") and that, subsequent to the consummation of the Offer, Merger Sub will merge with and into the Company (the "Merger" and, collectively with the Offer and the other transactions contemplated by the Merger Agreement, the "Merger Transactions"); and

         WHEREAS, the Shareholder is the record holder of an aggregate of 9,668,000 Shares (the "Shareholder Shares"); and

         WHEREAS, Parent, the Company, WMX and the Shareholder wish, as a part of the Merger Transactions, to provide for the repurchase by the Company from the Shareholder, concurrently with the payment to BankBoston, N.A., as Depositary for the Offer on behalf of holders of Shares tendering into the Offer, of the aggregate purchase price for all Shares purchased in the Offer (the "Payment Time"), of 5,235,381 Shareholder Shares (the "Repurchased Shares"), subject to the provisions of Section 2.4(c), in a manner that will increase the aggregate number of Shares acquired for cash in the Merger Transactions and make it possible for the Merger Consideration (as defined in the Merger Agreement) to consist solely of shares of Parent Common Stock (as defined in the Merger Agreement); and

         WHEREAS, the parties intend for WMX and the Shareholder, considered together, not to receive any greater consideration per Share in the Merger Transactions than the other holders of Shares have the opportunity to receive, and that for Shareholder not to receive any greater amount of cash consideration per Share in the Merger Transactions than the other holders of Shares have the opportunity to receive; and

         WHEREAS, in order to facilitate consummation of the Merger Transactions, WMX and the Shareholder wish to agree (i) to cause to be tendered into the Offer certain of the Shareholder Shares on the terms and in the manner set forth herein, (ii) to vote or cause to be voted the Shareholder Shares and any other shares of capital stock of the Company held by either of them so as to facilitate consummation of the Merger Transactions, (iii) except as provided in this Agreement, not to transfer or otherwise dispose of or permit to be transferred or otherwise disposed of any of the Shareholder Shares, or any other shares of capital stock of the Company, acquired by either of them hereafter and prior to the Effective Time (as defined in the Merger Agreement), (iv) to deliver to Parent an irrevocable proxy to vote the Shareholder Shares and any other shares of capital stock of the Company acquired by the Shareholder or WMX hereafter and prior to the Effective Time, (v) to amend or terminate, as the case may be, certain agreements to which certain of the parties hereto are parties, and (vi) to make certain other agreements, all as provided for herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto hereby amend and restate the Original Agreement, ab initio, as follows:


                                    ARTICLE I

                   Definitions; Representations and Warranties

      1.1 Definitions. Terms used herein but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

      1.2 Representations of WMX and the Shareholder. WMX and the Shareholder jointly and severally represent and warrant to the Company that (a) the Shareholder owns beneficially and of record (as such term is defined in the Securities Exchange Act of 1934, as amended (the "1934 Act")) 9,668,000 Shares free and clear of all liens, claims, charges, security interests or other encumbrances (each, a "Lien") and, except for this Agreement and the warrants to purchase Shares (the "Warrants") issued pursuant to the Warrant Agreement, dated as of May 30, 1995, among the Company and WMX (the "Warrant Agreement"), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which WMX or the Shareholder is a party relating to the pledge or disposition of any shares of capital stock of the Company and, except for the Standstill Agreement and this Agreement, there are no voting trusts or voting agreements to which WMX or the Shareholder is a party with respect to any shares of capital stock of the Company; (b) neither WMX nor the Shareholder beneficially owns any shares of capital stock of the Company other than the Shareholder Shares, in the case of the Shareholder, and the Warrants, in the case of WMX, and, except for the Warrants held by WMX, neither has any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company; (c) WMX and the Shareholder have full power and authority to enter into, execute and deliver this Agreement and to perform fully their respective obligations under this Agreement; and (d) this Agreement has been duly executed and delivered by each of WMX, the Shareholder and Rust, constitutes the legal, valid and binding obligation of WMX, the Shareholder and Rust and is enforceable against each of them in accordance with its terms. The foregoing representations shall survive consummation of the Merger

Transactions and the other transactions contemplated by this Agreement.

      1.3 Representations of the Company. The Company represents and warrants to WMX and the Shareholder that (a) the Company has full power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations under this Agreement, (b) this Agreement has been duly executed and delivered by the Company, constitutes the legal, valid and binding obligation of the Company and is enforceable against it in accordance with its terms, and (c) the Company has obtained all consents, approvals, permits and authorizations required to be obtained by the Company pursuant to any law, regulation, contract, agreement or instrument in connection with the execution and delivery of this Agreement. The foregoing representations shall survive consummation of the Merger Transactions and the other transactions contemplated by this Agreement.


                                   ARTICLE II

                          The Repurchase and the Offer

      2.1 Repurchase of Shares. Subject to the terms and conditions of this Agreement, including the conditions set forth in Section 2.3 and the provisions of Section 2.4(c):

            (a) The Company agrees to purchase from the Shareholder, and the Shareholder agrees to sell to the Company (such purchase and sale transaction, the "Repurchase"), the Repurchased Shares, free and clear of any Liens at a purchase price of $11.50 per Repurchased Share, or such greater price per Repurchased Share as may be paid in the Offer (the "Repurchase Price").

            (b) If for any reason the Company has not repurchased the Repurchased Shares immediately prior to the Effective Time (as defined in the Merger Agreement), or the Repurchased Shares have not been purchased in the Offer, the Company shall take such action as may be necessary at such time to purchase the Repurchased Shares at the Repurchase Price for cash at such time, so that the Repurchased Shares shall have been acquired by the Company, Parent or Merger Sub prior to the Effective Time.

      2.2 Repurchase Closing. (a) Subject to Section 2.4(c), the delivery of the Repurchased Shares (the "Repurchase Closing") shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at the Payment Time.

            (b)   At the Repurchase Closing:

                  (i) The Shareholder shall deliver to the Company certificates or duly executed stock powers representing the Repurchased Shares not tendered pursuant to a request pursuant to Section 2.4(c) (in the case of certificates, duly endorsed and in form for transfer to the Company); and

                  (ii) The Company shall pay to the Shareholder, by wire transfer, to an account designated by the Shareholder no fewer than two business days prior to the Repurchase Closing, immediately available funds equivalent to the Repurchase Price multiplied by the number of Repurchased Shares.

      2.3 Conditions to the Repurchase. (a) The respective obligations of the Company and the Shareholder to consummate the Repurchase are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company or the Shareholder, as the case may be, to the extent permitted by applicable law:

                  (i) Concurrently with the Repurchase Closing, Merger Sub shall have paid for Shares pursuant to the Offer.

                  (ii) No United States or state court or other Governmental Entity (as defined in the Merger Agreement) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement or this Agreement.

            (b) The obligation of the Company to consummate the Repurchase is subject to the condition that the representations and warranties of WMX and the Shareholder contained in Section 1.2 are true and accurate in all material respects as of the date hereof and as of the Repurchase Closing, provided, however, that the foregoing condition may be waived in whole or in part by the Company.

            (c) The obligation of WMX and the Shareholder to consummate the Repurchase is subject to the condition that the representations and warranties of the Company contained in Section 1.3 are true and accurate in all material respects as of the date hereof and as of the Repurchase Closing, provided, however, that the foregoing condition may be waived in whole or in part by WMX by the Shareholder.

      2.4 The Tender Offer. (a) WMX and the Shareholder shall cause to be tendered into the Offer, prior to the expiration or termination of the Offer, 2,142,141 Shares, shall cause such Shares not to be withdrawn from the Offer prior to the expiration or termination of the Offer, and shall not cause more than 2,142,141 Shares to be tendered into the Offer, except to the extent (and only to the extent) that a request is made pursuant to Sections 2.4(b) or (c).

            (b) Promptly upon WMX's receipt by telecopier of a written request from Parent and the Company therefor, WMX and the Shareholder shall, subject to the terms hereof, cause to be tendered into the Offer an additional 2,290,478 Shares, or such lesser number of Shares as Parent and the Company may request, accompanied by a letter of transmittal and supplemental letter of transmittal in form reasonably satisfactory to Parent and the Company stating that of the Shares accompanying such instruments the holder thereof is tendering only such number of Shares as is necessary to cause the aggregate number of Shares tendered into and accepted for payment in the Offer to be equal to 13,933,000. WMX and the Shareholder shall cause such number of Shares not to be withdrawn from the Offer prior to the expiration or termination of the Offer.

            (c) Provided that Parent and the Company shall have previously made (or they concurrently make) a request pursuant to Section 2.4(b) with respect to 2,290,478 Shares, promptly upon WMX's receipt by telecopier of a written request from Parent and the Company therefor, WMX and the Shareholder shall cause to be tendered into the Offer such number of Repurchased Shares as Parent and the Company shall reasonably estimate is necessary to be tendered in order to cause the aggregate number of Shares tendered into the Offer to be equal to 13,933,000, accompanied by a letter of transmittal and supplemental letter of transmittal in form reasonably satisfactory to Parent and the Company stating that of the Repurchased Shares accompanying such instruments the holder thereof is tendering only such number of Repurchased Shares as is necessary to cause the aggregate number of Shares tendered into and accepted for payment in the Offer to be equal to 13,933,000 and that such tender is subject to the condition subsequent that all of the 4,432,619 Shares referred to in Sections 2.4(a) and
(b) are taken up and paid for in the Offer. WMX and the Shareholder shall cause such number of Repurchased Shares not to be withdrawn from the Offer prior to the expiration or termination of the Offer. In the event that Parent and the Company make a request pursuant to this paragraph, the number of Repurchased Shares repurchased at the Repurchase Closing shall be reduced by the number of Repurchased Shares tendered into the Offer pursuant to this Section 2.4(c), and any Repurchased Shares not accepted for payment in the Offer shall be purchased by the Company, at the Repurchase Price, as promptly as practicable following the payment for Shares in the Offer, but in any event not later than the date on which the payment for Shares tendered by the Shareholder is transmitted to the Shareholder by the Depositary for the Offer. The closing procedures set forth in
Section 2.2(b) shall be followed in respect of Repurchased Shares not accepted for payment in the Offer.


                                   ARTICLE III

                                   The Merger

      3.1 Agreement to Vote Shares. In addition to and notwithstanding the provisions of Section 1.2 of the Standstill Agreement, WMX and the Shareholder agree that during the term of this Agreement they consent to and approve the voting of the Shareholder Shares and any New Shares (as defined in Section 4.2),
(a) in favor of adoption of the Merger Agreement and in favor of consummation of the Merger Transactions at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof or in connection with any written consent of the shareholders of the Company, (b) in favor of the election to the Company's Board of Directors of such number of Parent Representatives as Parent is permitted to cause to be elected to the Company's Board of Directors pursuant to Section 1.4 of the Merger Agreement, (c) against any action or agreement that would compete with, impede, interfere with or attempt to discourage the Merger Transactions, or inhibit the timely consummation of the Merger Transactions, (d) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement and (e) against any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries, except for the Merger Transactions. The Shareholder agrees to deliver to Parent upon request a proxy substantially in the form attached hereto as Exhibit A, which proxy shall be irrevocable during the term of this Agreement to the fullest extent permitted under Ohio law.

      3.2 No Voting Trusts. WMX and the Shareholder agree that they will not, nor will they permit any entity under their control to, deposit any of the Shareholder Shares or any New Shares held by them or any entity under their control in a voting trust or subject any of the Shareholder Shares or any New Shares held by them or any entity under their control to any arrangement with respect to the voting of the Shareholder Shares that could result in a shareholder's vote or action by consent of the shareholders of the Company in opposition to or in competition with the consummation of the Merger Transactions.

      3.3 No Proxy Solicitations. WMX and the Shareholder agree that they will not, nor will they permit any entity under their respective control to, (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the 1934 Act) in opposition to or in competition with the consummation of the Merger Transactions or otherwise encourage or assist any party in taking or planning any action which would compete with, impede, interfere with or attempt to discourage the Merger Transactions or inhibit the timely consummation of the Merger Transactions, (b) directly or indirectly encourage, initiate or cooperate in a shareholders' vote or action by consent of the Company's shareholders in opposition to or in competition with the consummation of the Merger Transactions, or (c) become a member of a "group" (as such term is used in Section 13(d) of the 1934 Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger Transactions.

      3.4 Waiver of Dissenters' Rights. The Shareholder hereby unconditionally and irrevocably waives its rights pursuant to Sections 1701.84 et seq. of the Ohio General Corporation Law to exercise appraisal rights or dissenters' rights with respect to the Offer, the Merger, or the other transactions contemplated by the Merger Agreement.


                                   ARTICLE IV

                                Other Agreements

      4.1 No Transfer or Encumbrance. In addition to and notwithstanding the provisions of Section 1.8 of the Standstill Agreement, WMX and the Shareholder agree not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of the Warrants, Shareholder Shares or New Shares on or after the date hereof and during the term of this Agreement, except for tenders in accordance with Section 2.4, unless the transferee agrees in writing in form satisfactory to the Company and Parent to be bound by the terms of this Agreement.

      4.2 No Additional Purchases or Acquisitions. In addition to and notwithstanding the provisions of Sections 1.1 and 2.4 of the Standstill Agreement, WMX and the Shareholder agree that they will not purchase or otherwise acquire beneficial ownership of any Shares or any other capital stock of the Company after the execution of this Agreement ("New Shares"), nor will WMX or the Shareholder voluntarily acquire the right to vote or share in the voting of any Shares or any other capital stock of the Company other than the Shareholder Shares, unless (in either case) WMX or the Shareholder, as the case may be, agrees to deliver to the Board of Directors of the Company immediately after such purchase or acquisition an irrevocable proxy in the form attached hereto as Exhibit A with respect to such New Shares. WMX and the Shareholder also agree that any New Shares acquired or purchased by them shall be subject to the terms of this Agreement to the same extent as if they constituted Shareholder Shares.

      4.3 First Amendment to Standstill Agreement. The Standstill Agreement is hereby amended ab initio, as of the execution of this Agreement, to amend
Section 1.4 thereof by adding the following clause to the end of such Section:

      ", except the Share Repurchase Agreement, dated as of January 15, 1998, among OHM Corporation, Waste Management, Inc., Rust International Inc. and International Technology Corporation, the Amended and Restated Share Repurchase Agreement, dated as of February 11, 1998, among OHM Corporation, Waste Management, Inc., Rust International Inc., Rust Remedial Services Holding Company Inc. and International Technology Corporation and the Second Amended and Restated Share Repurchase Agreement, dated February 17, 1998, among OHM Corporation, Waste Management, Inc., Rust International Inc., Rust Remedial Services Holding Company Inc. and International Technology Corporation."

      4.4 Second Amendment to Standstill Agreement. The Standstill Agreement is hereby further amended ab initio, as of the occurrence of the Repurchase Closing, to delete therefrom Sections 2.1 through 2.7 thereof in their entirety.

      4.5 Third Amendment to Standstill Agreement. The Standstill Agreement is hereby further amended ab initio, as of the Repurchase Closing, to delete therefrom Sections 3.1, 3.2 and 3.3 thereof in their entirety.

      4.6 Release from Intercreditor Agreement. WMX and the Shareholder hereby consent to the payment by the Company of a pro rata taxable distribution (the "NSC Distribution") to holders of record of the Shares of all of the shares of common stock, par value $0.01 per share, of NSC Corporation held by the Company (the "NSC Shares") and waive their rights to reimbursement pursuant to the Reimbursement Agreement, dated as of May 31, 1995, among the Company, Remediation and WMX, and the Intercreditor Agreement, dated as of May 31, 1995, among WMX, the Administrative Agent and the Issuing and Paying Agent, and hereby release the NSC Shares from any security interest (pursuant to pledge agreements or otherwise) which WMX may have with respect to such NSC Shares. WMX agrees to execute any documents reasonably necessary to give effect to the provisions of this Section, promptly upon request therefor made by the Company.

      4.7 Termination of the Guaranty Agreement. The parties hereby agree that the Guaranty Agreement, dated as of May 30, 1995, between the Company and WMX, shall be terminated effective as of the Common Termination Date.

      4.8   Cancellation of The Warrants.

            (a) The parties hereby agree that the Warrant Agreement shall be terminated and the Warrants shall be canceled effective as of the date on which the Guaranty, made as of May 31, 1995, by WMX in favor of the Banks listed therein (the "Guaranty"), terminates in accordance with Section 10(a) thereof (such date, the "Common Termination Date"), without the payment of any separate consideration therefor. The parties hereby agree to use their reasonable best efforts to cause the events specified in Section 10(a) of the Guaranty to occur prior to the second business day subsequent to the Effective Time.

            (b) WMX agrees not to exercise its rights pursuant to Sections 3.1 or 3.2 of the Warrant Agreement prior to the earlier to occur of (i) the second business day subsequent to the Effective Time, and (ii) the termination of the Merger Agreement in accordance with its terms.

            (c) WMX agrees not to exercise its rights pursuant to Section 2.2 of the Warrant Agreement with respect to the Merger Transactions prior to the second business day subsequent to the Effective Time.

            (d) WMX hereby waives its rights under Sections 2.1 through 2.7 of the Warrant Agreement with respect to the NSC Distribution.


                                    ARTICLE V

                                  Miscellaneous

      5.1 Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

      5.2 Entire Agreement. This Agreement and the Standstill Agreement (as herein amended) supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

      5.3 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

             if to WMX, the Shareholder or Rust:

             Herbert A. Getz
             Waste Management, Inc.
             3003 Butterfield Road
             Oak Brook, Illinois  60523
             Telecopier:  (630) 572-9130
             with a copy to:

             John H. Bitner
             Bell, Boyd & Lloyd
             Three First National Plaza
             70 West Madison Street, Suite 3300
             Chicago, Illinois  60602-4207
             Telecopier:  (312) 372-2098

             if to the Company:

             Steven E. Harbour
             OHM Corporation
             5445 Triangle Parkway, Suite 400
             Norcross, Georgia  30092
             Telecopier:  (770) 849-3110

             with a copy to:

             Joseph B. Frumkin
             Sullivan & Cromwell
             125 Broad Street
             New York, New York 10004
             Telecopier:  (212) 558-3588

             and a copy to:

             Thomas C. Daniels
             Jones Day Reavis & Pogue
             North Point
             901 Lakeside Avenue
             Cleveland, Ohio 44114
             Telecopier:  (216) 579-0212

             if to Parent:

             James G. Kirk
             International Technology Corporation
             2790 Mosside Boulevard
             Monroeville, PA  15146-2792
             Telecopier:  (412) 858-3978
             with a copy to:

             Peter F. Ziegler
             Gibson, Dunn & Crutcher LLP
             333 South Grand Avenue
             Los Angeles, California 90071
             Telecopier:  (213) 229-7520

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

      5.4   Miscellaneous.

            (a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Ohio applicable to agreements executed in and solely to be performed within such State.

            (b) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

            (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

            (d) This Agreement shall terminate automatically upon the termination of the Merger Agreement. This Agreement may be terminated by the Company at any time if WMX or the Shareholder shall have failed to comply with any of their respective covenants or agreements contained in this Agreement. This Agreement may be terminated by WMX or the Shareholder at any time if the Company shall have failed to comply with any of its covenants or agreements contained in this Agreement.

            (e) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

            (f) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

            (g) The obligations of the parties set forth in this Agreement shall not be effective or binding upon any party hereto until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                       OHM CORPORATION



                                       By:______________________________
                                          Name:
                                          Title:


                                       WASTE MANAGEMENT, INC.



                                       By:______________________________
                                          Name:
                                          Title:


                                       RUST INTERNATIONAL INC.



                                       By:______________________________
                                          Name:
                                          Title:


                                       RUST REMEDIAL SERVICES
                                         HOLDING COMPANY INC.



                                       By:______________________________
                                          Name:
                                          Title:

                                       INTERNATIONAL TECHNOLOGY
                                         CORPORATION



                                       By:______________________________
                                          Name:
                                          Title:

                                                                     (EXHIBIT A)


                                  FORM OF PROXY

      The undersigned, for consideration received, hereby appoints Anthony J. DeLuca and James G. Kirk and each of them my proxies, with power of substitution and resubstitution, to vote all shares of Common Stock of OHM Corporation, an Ohio corporation (the "Company"), [and [insert any other Shares (as defined in the Second Amended and Restated Share Repurchase Agreement) or other shares of capital stock of the Company owned by the Shareholder)]] owned by the undersigned at the Special Meeting of Shareholders of the Company to be held [insert date, time and place] and at any adjournment thereof IN FAVOR OF adoption of the Agreement and Plan of Merger, dated as of January 15, 1998 (the "Merger Agreement"), among the Company, International Technology Corporation ("Parent") and IT-Ohio, Inc., IN FAVOR OF consummation of the Merger Transactions, IN FAVOR OF [List such number of Parent Representatives (as defined in Section 1.4 of the Merger Agreement) as Parent is permitted to cause to be elected to the Company's Board of Directors pursuant to Section 1.4 of the Merger Agreement], and AGAINST [insert description of any action or agreement that would compete with, impede, interfere with or attempt to discourage the Merger Transactions or inhibit the timely consummation of the Merger Transactions or any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement or any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries]. This proxy is coupled with an interest, revokes all prior proxies granted by the undersigned and is irrevocable until such time as the Second Amended and Restated Share Repurchase Agreement, dated as of February 17, 1998 among the undersigned and the Company terminates in accordance with its terms.

                                       Dated _________, 1998

                                       RUST REMEDIAL SERVICES HOLDING
                                         COMPANY INC.


                                       By:______________________________
                                          Name:
                                          Title: